                                                                     EXHIBIT 5.1

                  [Letterhead of Morris, Manning & Martin, LLP]

                                January 18, 2006

Internet Commerce Corporation
6025 The Corners Parkway
Suite 100
Norcross, Georgia 30092

      Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

      We have acted as counsel for Internet Commerce Corporation, a Delaware corporation (the "Registrant"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8, of a proposed offering of 2,000,000 shares of the Registrant's class A common stock, par value $0.01 per share (the "Shares"), issuable pursuant to the Internet Commerce Corporation 2005 Stock Incentive Plan (the "Plan").

      We have examined and are familiar with the originals or copies, certified or otherwise, identified to our satisfaction of such documents, corporate records and other instruments relating to the incorporation of the Registrant and to the authorization and issuance of Shares under the Plan as would be necessary and advisable for purposes of rendering this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated by the Plan, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Registrant's registration statement on Form S-8.

                                     Very truly yours,

                                     MORRIS, MANNING & MARTIN, LLP

                                     /s/ Morris, Manning & Martin, LLP